As filed with the Securities and Exchange Commission on December 15, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOMAXON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0161599 (I.R.S. Employer Identification No.)

12750 High Bluff Drive, Suite 310
San Diego, CA 92130
(858) 509-3670
(Address of Principal Executive Offices)

2004 EQUITY INCENTIVE AWARD PLAN
2005 EQUITY INCENTIVE AWARD PLAN
2005 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Kenneth M. Cohen
President and Chief Executive Officer
Somaxon Pharmaceuticals, Inc.
12750 High Bluff Drive, Suite 310
San Diego, CA 92130
(Name and address of agent for service)
(858) 509-3670
(Telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq.
Cheston J. Larson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to be	Offering Price	Offering	Registration
Title of Securities to be Registered	Registered (1)	Per Share	Price	Fee
Common Stock, par value $0.0001 per share	6,070,940 Shares (2)	$11.00(3)	$66,780,340	$7,145
Common Stock, par value $0.0001 per share	1,088,334 Shares (4)	$2.77(5)	$3,014,685	$323
Common Stock, par value $0.0001 per share	900,000 Shares (6)	$11.00(3)	$9,900,000	$1,059
Total	8,059,274 Shares	—	—	$8,527

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents 6,070,940 shares of common stock available for future issuance under the 2005 Equity Incentive Award Plan (the “2005 Plan”), which number consists of (a) 2,000,000 shares of common stock initially available for future grants under the 2005 Plan, (b) 25,073 shares of common stock available for future issuance under the 2004 Equity Incentive Award Plan (the “2004 Plan”) as of the effective date of the 2005 Plan, (c) up to 45,867 shares of common stock issued pursuant to awards granted under the 2004 Plan prior to the date of our initial public offering, which shares remain subject to our right of repurchase and will be available for future issuance under the 2004 Plan to the extent repurchased by us following our initial public offering, and (d) up to an additional 4,000,000 shares of common stock that may become issuable under the 2005 Plan pursuant to its terms. To the extent outstanding awards under the 2004 Plan expire or are canceled without having been exercised in full or are repurchased or forfeited following the effective date of the 2005 Plan, the shares of common stock subject to such awards will be available for future issuance under the 2005 Plan. See Footnote (4) below.
(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $11.00, the initial public offering price of our common stock as set forth in our prospectus filed with the Securities and Exchange Commission on December 15, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.
(4)	Represents 1,088,334 shares of common stock subject to outstanding awards under the 2004 Plan. Any of such shares of common stock that are subject to awards that expire or are canceled without having been exercised in full or are repurchased or forfeited following the effective date of the 2005 Plan will be available for future issuance under the 2005 Plan.
(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 1,088,334 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2004 Plan, the Proposed Maximum Offering Price Per Share is $2.77 per share, which is the weighted average exercise price of the awards granted under the 2004 Plan.
(6)	Represents 900,000 shares of our common stock available for future issuance under the 2005 Employee Stock Purchase Plan (the “ESPP,” and together with the 2004 Plan and the 2005 Plan, the “Plans”), which number consists of (a) 300,000 shares of common stock initially available for issuance under the ESPP and (b) up to an additional 600,000 shares of common stock that may become issuable under the ESPP pursuant to its terms.
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plans are granted, exercised and/or distributed.

PART I
Item 1. Plan Information.
     Not required to be filed with this registration statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this registration statement.
PART II
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
(a)	The prospectus filed by us with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on December 15, 2005, relating to the registration statement on Form S-1, as amended (Registration No. 333-128871), which contains our audited financial statements for the latest fiscal year for which such statements have been filed; and
(d)	The description of our common stock contained in our registration statement on Form 8-A (Registration No. 000-51665), filed by us with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 13, 2005, including any amendments or reports filed for the purpose of updating such description.
     All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
     You may request a copy of these filings, at no cost, by writing or telephoning us at:
Somaxon Pharmaceuticals, Inc.
12750 High Bluff Drive, Suite 310
San Diego, CA 92130
(858) 509-3670

     You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     An opinion passing upon the validity of the shares of common stock registered under this registration statement has been given to us by Latham & Watkins LLP, San Diego, California.
     As of the date of this prospectus, attorneys of Latham & Watkins LLP beneficially own an aggregate of approximately 83,418 shares of our preferred stock, which will convert into an aggregate of 13,903 shares of our common stock upon the completion of our initial public offering.
Item 6. Indemnification of Directors and Officers.
     As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonable available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.
     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.
     As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:
•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•	the rights provided in our bylaws are not exclusive.
     We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1*	2004 Equity Incentive Award Plan and forms of option agreements thereunder
4.2	2005 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder
4.3	2005 Employee Stock Purchase Plan and form of Offering Document thereunder
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

*	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-128871) filed by us with the SEC on October 7, 2005.
Item 9. Undertakings.
     We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on December 15, 2005.

SOMAXON PHARMACEUTICALS, INC.
By:	/s/ Kenneth M. Cohen
Kenneth M. Cohen
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth M. Cohen and Meg M. McGilley, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 15, 2005 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Kenneth M. Cohen Kenneth M. Cohen	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2005
/s/ Meg M. McGilley Meg M. McGilley	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	December 15, 2005
/s/ David F. Hale David F. Hale	Chairman of the Board of Directors	December 15, 2005
/s/ Louis C. Bock Louis C. Bock	Director	December 15, 2005
/s/ Terrell A. Cobb Terrell A. Cobb	Director	December 15, 2005
/s/ Cam L. Garner Cam L. Garner	Director	December 15, 2005
/s/ Scott L. Glenn Scott L. Glenn	Director	December 15, 2005
/s/ Jesse I. Treu, Ph.D. Jesse I. Treu, Ph.D.	Director	December 15, 2005
/s/ Daniel K. Turner III Daniel K. Turner III	Director	December 15, 2005

/s/ Kurt von Emster Kurt von Emster	Director	December 15, 2005
/s/ Kurt C. Wheeler Kurt C. Wheeler	Director	December 15, 2005

EXHIBIT INDEX

4.1*	2004 Equity Incentive Award Plan and forms of option agreements thereunder
4.2	2005 Equity Incentive Award Plan and forms of option and restricted stock agreements thereunder
4.3	2005 Employee Stock Purchase Plan and form of Offering Document thereunder
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

*	Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-128871) filed by us with the SEC on October 7, 2005.